Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-146349, 333-116292, 333-140390 and 333-218697 on Form S-8 of our reports dated February 19, 2025, relating to the financial statements and financial statement schedule of Cinemark Holdings, Inc., and the effectiveness of Cinemark Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cinemark Holdings, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche, LLP

Dallas, Texas

February 19, 2025